SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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PLYMOUTH INDUSTRIAL REIT, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
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Plymouth Industrial REIT, Inc.
20 Custom House Street, 11th Floor
Boston, Massachusetts 02110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 30, 2021

Dear Stockholder:

On behalf of the Board of Directors, we cordially invite you to attend the 2021 Annual Meeting of Stockholders of Plymouth Industrial REIT, Inc. (the “Company”). The Annual Meeting will be held beginning at 3:00 p.m., Eastern Time, on Thursday, June 10, 2021 at the principal offices of the Company, located at 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110. At the Annual Meeting, you will be asked to consider and vote on:

1.	the election of eight directors, each to serve a one-year term expiring in 2022;
2.	the approval, as required by the New York Stock Exchange, of the issuance of shares of the Company’s common stock upon conversion of the Company’s Series B Preferred Stock;
3.	the approval, by an advisory, non-binding vote, of our executive compensation; and
4.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2021.

The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the Annual Meeting. We urge you to review this proxy statement and each of the proposals carefully. Your vote is very important. It is important that your views be represented at the Annual Meeting regardless of the number of shares of common stock you own or whether you are able to attend the Annual Meeting in person.

Stockholders of record at the close of business on April 9, 2021 are entitled to notice of, and to vote at, the Annual Meeting. This proxy statement, a proxy card and our 2020 Annual Report to Stockholders is being mailed to you on or about April 30, 2021. A copy of this proxy statement and our 2020 Annual Report to Stockholders have been posted and made available for viewing online at www.plymouthreit.com. Paper copies will be provided without charge upon written request. To obtain directions to be able to attend our Annual Meeting and vote in person, please contact Anne A. Hayward, at anne.hayward@plymouthrei.com.

On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in Plymouth Industrial REIT, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 10, 2021

Plymouth Industrial REIT Inc.’s 2021 proxy statement, proxy card and 2020 Annual Report to Stockholders are available at www.plymouthreit.com.

Sincerely,

Jeffrey E. Witherell Chairman of the Board and Chief Executive Officer

PLYMOUTH INDUSTRIAL REIT, INC.

PROXY STATEMENT

PLYMOUTH INDUSTRIAL REIT, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 10, 2021

We are furnishing this proxy statement to the stockholders of record of Plymouth Industrial REIT, Inc. as of April 9, 2021 in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of Plymouth Industrial REIT, Inc. to be held at 3:00 p.m., Eastern time, on Thursday, June 10, 2021 at 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110, as well as in connection with any adjournments or postponements of the meeting. This solicitation is made by Plymouth Industrial REIT, Inc. on behalf of our Board of Directors (also referred to as the “Board” in this proxy statement). “We,” “our,” “us” and the “Company” refer to Plymouth Industrial REIT, Inc., a Maryland corporation.

Our proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 30, 2021. This proxy statement, proxy card and our annual report to stockholders are available at www.plymouthreit.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

2020 Business Highlights

We are a real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses, light industrial and small bay industrial properties, located in primary and secondary markets within the main industrial, distribution and logistics corridors of the United States.

In a year of unprecedented challenges, our company continued to execute on its consistent track record of achieving significant growth through accretive acquisitions in our targeted markets, enhancing operations, and improving our capital structure.

During 2020, we acquired 27 wholly owned buildings totaling approximately 5.5 million square feet for a total purchase price of approximately $243.6 million or $47 per square foot. In addition, we expanded our portfolio through the execution of a strategic $150 million equity joint venture to acquire the partnership’s first 28 industrial buildings totaling 2.3 million square feet. Since our IPO in June of 2017, we have acquired 95 buildings totaling approximately 19.3 million square feet for a total purchase price of approximately $801.6 million or $48 per square foot.

Our ability to execute on our operational goals and maintain strong occupancy throughout the year is a testament to the commitment of our team, the resiliency of our tenants and the strong fundamentals within our targeted markets. In 2020, we collected more than 99 percent of rents and experienced nearly zero bad debt expense. Our leasing activity across all our markets included the execution of lease renewals and new leases for over 2.6 million square feet yielding a rental rate increase of 8.7% over prior leases on a cash basis.

We ended 2020 in a strong financial position closing on a new $300 million unsecured credit facility, comprised of a $200 million revolving line and a $100 million term loan, providing expanded capacity and greater capital structure flexibility with lower borrowing costs to support our continued growth throughout 2021.

QUESTIONS AND ANSWERS REGARDING THE 2021 ANNUAL MEETING OF STOCKHOLDERS

Who is soliciting proxies from the stockholders?

Our Board of Directors is soliciting your proxy. The proxy provides you with the opportunity to vote on the proposals presented at the Annual Meeting, whether or not you attend the meeting.

What will be voted on at the Annual Meeting?

Our stockholders will vote on four proposals at the Annual Meeting:

1.	The election of eight directors, who are each to serve a one-year term expiring in 2022 or until his or her successor is elected and qualified;
2.	The approval, as required by the New York Stock Exchange (the “NYSE”) of the issuance of shares of the Company’s common stock upon conversion of the Company’s Series B Preferred Stock (the “Stock Issuance Proposal”);
3.	The approval, by an advisory, non-binding vote, of our executive compensation; and
4.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2021.

Your proxy will also give the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the Annual Meeting.

How will we solicit proxies, and who bears the cost of proxy solicitation?

Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. These individuals do not receive separate compensation for these services. In accordance with SEC regulations, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Who can vote at the Annual Meeting?

Our Board of Directors has fixed the close of business on Friday, April 9, 2021, as the record date for the Annual Meeting. Only stockholders of record on that date are entitled to receive notice of and vote at the Annual Meeting. As of April 9, 2021, the only outstanding class of our securities entitled to vote at the Annual Meeting is our common stock, $0.01 par value per share. On that date, we had 900,000,000 shares of common stock authorized, of which 28,443,593 shares were outstanding.

You (if you, rather than your broker, are the record holder of our stock) can vote either (1) in person by attending the Annual Meeting or (2) by proxy, whether or not you attend the Annual Meeting. If you would like to attend the Annual Meeting in person and need directions, please contact Anne A. Hayward by e-mail at anne.hayward@plymouthrei.com or by telephone at 617-340-6343. You may vote your shares on the Internet or via mobile device (smartphone or tablet) or, to the extent you request written proxy materials, by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting by proxy are contained on the Notice and the proxy card.

How many votes must be present to hold the Annual Meeting?

A “quorum” must be present to hold the Annual Meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Your shares, once represented for any purpose at the Annual Meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the Annual Meeting. As of April 9, 2021, we had 28,443,593 shares of common stock outstanding; thus, we anticipate that the quorum for the Annual Meeting will be 14,221,797 shares.

How many votes does a stockholder have per share?

Our stockholders are entitled to one vote for each share of common stock held.

What is the required vote on each proposal?

Directors are elected by a plurality vote; the candidates up for election who receive the highest number of votes cast, up to the number of directors to be elected, are elected. Stockholders do not have the right to cumulate their votes.

The advisory vote approving executive compensation requires the affirmative vote of the majority of the votes cast.

The ratification of our appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2021 requires the affirmative vote of a majority of the votes cast.

How will the proxy be voted, and how are votes counted?

If you vote by proxy (either by voting on the Internet, mobile device or by properly completing and returning a paper proxy card that you receive upon requesting written proxy materials), the shares represented by your proxy will be voted at the Annual Meeting as you instruct, including at any adjournments or postponements of the meeting. If you return a signed proxy card but no voting instructions are given, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy at the Annual Meeting and any adjournments or postponements as follows:

1.	“FOR” the election of nominees to the Board of Directors: Martin Barber, Philip S. Cottone, Richard J. DeAgazio, David G. Gaw, John W. Guinee, Caitlin Murphy, Pendleton P. White, Jr. and Jeffrey E. Witherell;
2.	“FOR” the Stock Issuance Proposal;

3.	“FOR” the executive officer compensation program; and
4.	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2021.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you are the beneficial owner of shares held by a broker, bank or other nominee, you must provide voting instructions to such broker, bank or other nominee as to how to vote your shares. If you do not provide instructions to your broker, bank or other nominee, your shares will not be voted in any matter on which your broker does not have discretionary authority to vote. A vote that is not cast for this reason is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting, but they will not be considered present for purposes of calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter. Under the rules of the NYSE, which is the stock exchange on which our common stock is listed, the ratification of the appointment of our independent registered public accountants is considered a “discretionary” matter, which means that brokerage firms may vote in their discretion on this matter. In contrast, the election of directors, the Stock Issuance Proposal and the adoption of the advisory, non-binding vote on executive compensation are “non-discretionary” items, which means that brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. It is important that you instruct your broker as to how you wish to have your shares voted, even if you wish to vote as recommended by our Board of Directors.

Can a proxy be revoked?

Yes. You can revoke your proxy at any time before it is voted. You revoke your proxy (1) by giving written notice to our Corporate Secretary, Pendleton P. White, Jr., before the Annual Meeting, (2) by granting a subsequent proxy on the Internet or mobile device, or (3) by delivering a signed proxy card dated later than your previous proxy. If you, rather than your broker, are the record holder of your stock, a proxy can also be revoked by appearing in person and voting at the Annual Meeting. Written notice of the revocation of a proxy should be delivered to the following address: Plymouth Industrial REIT, Inc., 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110, Attention: Pendleton P. White, Jr., Corporate Secretary.

PROPOSAL 1
ELECTION OF DIRECTORS

The following table and biographical descriptions set forth certain information regarding each director currently serving on our Board of Directors and includes a brief description of the experience, qualification and skills that led us to conclude that such individual should be and remain a member of our Board. We believe that our Board of Directors consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of our stockholders, including the qualities described below. We have attempted below to highlight certain notable experience qualifications and skills for each director, rather than provide an exhaustive catalog of each and every qualification and skill that a director possesses. Each of the nominees set forth below is currently serving as a director of the Company.

Board of Directors’ Qualifications/Experience

Name	Age	Background, Qualification and Skills

Martin Barber	76	Mr. Barber is one of our independent directors, a position he has held since February 2015. He has also served as a director of Steamroller Restaurants since 1999. From 1991 to 2004, Mr. Barber served as chairman of Transeuropean Properties 1 and 2, comprised of European real estate funds managed by the U.S. based Prudential Insurance Group. In 1974 Mr. Barber founded and assumed responsibility as CEO of Capital & Regional PLC, a British-based real estate investment fund which when he retired had approximately $5 billion in assets under management in Great Britain. It was listed on the London Stock Exchange in 1986. It was unusual because approximately 60% of its assets were in the U.S. In 1996, the U.S. assets were separated from Capital & Regional, re-named CenterPoint Properties Trust and listed on the New York Stock Exchange. CenterPoint was the first industrial REIT in the U.S. and Mr. Barber served as its chairman and lead independent trustee until its $3.4 billion sale in April, 2006. He retired from Capital & Regional in 2006. Mr. Barber also currently serves as an independent director for Applied Residential, a provider of creative lease-purchase financing structures for the residential housing industry. Mr. Barber was selected as a director because of his extensive experience with real estate ownership and management and his experience with public REITs.

Name	Age	Background, Qualification and Skills

Philip S. Cottone	81	Mr. Cottone has been one of our independent directors since the completion of our initial listed public offering. He previously served as one of our independent directors and chairman of the compensation committee from November 2011 until September 2016. He is an attorney by background and has been an arbitrator since 1977 as well as a mediator since 1995 for FINRA, the American Arbitration Association, and the Counselors of Real Estate, primarily concentrating in securities, real estate and general commercial matters. He has been certified by the International Mediation Institute at The Hague, and is a member of the American College of Civil Trial Mediators. For six years, through 2015, he was an officer of the governing Council of the ABA Dispute Resolution Section, a member of the Faculty of the Annual Arbitration and Mediation Institutes, and Co-Chair of the Arbitration Institute in 2016 and 2017. From 2003 to 2008, Mr. Cottone was a member of the Board of Government Properties Trust (NYSE – GPT) and Chair of the Nominating and Governance Committee, and from 2004 to 2009 he was Lead Director of Boston Capital REIT, a public, non-traded REIT. In 1981, Mr. Cottone co-founded Ascott Investment Corporation, a real estate investment, development and syndication company, and as Chairman and CEO, and founder and President of its NASD broker-dealer, he headed a staff of 65 people in the acquisition, management, capital raising and sale of more than thirty real estate programs in fourteen states. From 1972 to 1981, Mr. Cottone was Senior Real Estate officer and Group Executive of IU International (NYSE – IU), a $2 billion Fortune 100 company, and previously, from 1966 to 1972, he was Manager of Real Estate at the Port of NY Authority, where, among other things, he was responsible for the acquisition of the World Trade Center property in Manhattan. From 1977 through 1983, and again from 1998 through 2002, he was General Counsel and member of the Executive Committee of the International Right of Way Association, and from 1988 to 1997 he was Trustee and Treasurer of the IRWA Foundation. In 1988 he was national President of RESSI, the Real Estate Securities and Syndication Institute, and in 2004 he was national Chair of The Counselors of Real Estate, both affiliates of the National Association of Realtors. From 1989 to 1991 he was Governor of the NASD (National Association of Securities Dealers) Board, the predecessor to FINRA, and was Vice Chairman in 1991. He was a member of the National Business Conduct Committee of the Board in 1989, and Chair in 1990. For ten years, from 1995 to 2005, he was an adjunct on the faculty of the Real Estate Institute at New York University, teaching a course he wrote in real estate securities. Mr. Cottone has an A.B. from Columbia College where he was awarded the Burdette Kinne Prize for Humanities, and an L.L.B. from New York University where he received the Administrative Law Prize. Mr. Cottone was selected as a director because of his extensive investment and finance experience, board service and corporate governance experience.

Name	Age	Background, Qualification and Skills

Richard J. DeAgazio	76	Richard J. DeAgazio has been one of our independent directors since the completion of our initial listed public offering. He had previously served as one of our independent directors and chairman of our corporate governance committee from November 2011 until September 2016. Mr. DeAgazio has been the principal of Ironsides Assoc. LLC., a consulting company in marketing and sales in the financial services industry, since he founded the company in June 2007. He is also currently, and has been since 2009, Chairman of the Soom, Inc., a supply chain software company and a member of the Board of Directors of Commodore Builders, a construction management firm, also from 2009 to the present. Mr. DeAgazio is, and has been since 2016, Chairman of the Advisory Board of Billaway.com, a cloud-based technology platform in the mobile data industry. In 1981, he joined Boston Capital Corp., a diversified real estate and investment banking firm, which, through its various investment funds, owns over $12 billion in real estate assets, as Executive Vice President and Principal. He founded and served as the President of Boston Capital Securities, Inc., a FINRA-registered broker dealer, which is an affiliate of Boston Capital Corp., from 1981 through December 2007. Mr. DeAgazio formerly served on the National Board of Governors of FINRA and served as a member of the National Adjudicatory Council of FINRA. He was the Vice Chairman of FINRA’s District 11, and served as Chairman of the FINRA’s Statutory Disqualification Subcommittee of the National Business Conduct Committee. He also served on the FINRA State Liaison Committee, the Direct Participation Program Committee and as Chairman of the Nominating Committee. He is a founder and past President of the National Real Estate Investment Association. He is past President of the National Real Estate Securities and Syndication Institute and past President of the Real Estate Securities and Syndication Institute (MA Chapter). Prior to joining Boston Capital in 1981, Mr. DeAgazio was the Senior Vice President and Director of the Brokerage Division of Dresdner Securities (USA), Inc., an international investment-banking firm owned by four major European banks, and was a Vice President of Burgess & Leith/Advest. He was member of the Boston Stock Exchange for 42 years. He was on the Board of Directors of Cognistar Corporation and FurnitureFind.com and recently retired from serving as Vice-Chairman of the Board of Trustees of Bunker Hill Community College, the Board of Trustees of Junior Achievement of Massachusetts and the Board of Advisors for the Ron Burton Kid’s Training Village. He is on the Board of Corporators of Northeastern University and also is active on the Boards of numerous not-for-profit organizations. He graduated from Northeastern University. Mr. DeAgazio was selected as a director because of his extensive senior executive officer and board service experience and experience with real estate operations.

David G. Gaw	69	David G. Gaw has been one of our independent directors since the completion of our initial listed public offering. He previously served as one of our independent directors and chairman of our audit committee from November 2011 until September 2016. Mr. Gaw is currently a real estate project consultant. From November 2009 through January 2011, Mr. Gaw served as Chief Financial Officer of Pyramid Hotels and Resorts, a REIT that focused on hospitality properties. From September 2008 through November 2009, Mr. Gaw was engaged in managing his personal investments. From June 2007 to September 2008, he was Chief Financial Officer of Berkshire Development, a private real estate developer that focused on retail development. From April 2001 until June 2007, he served as the Senior Vice President, Chief Financial Officer and Treasurer of Heritage Property Investment Trust, Inc., a then-publicly traded REIT listed on the NYSE (NYSE:HTG). Mr. Gaw was serving in those capacities when Heritage Property engaged in its initial public offering. Mr. Gaw served as Senior Vice President of Boston Properties, Inc., a publicly traded REIT listed on the NYSE (NYSE: BXP, from 1982 - 2000, and also served as its Chief Financial Officer beginning at the time of its initial public offering in 1997. Mr. Gaw received a bachelor of science degree and an MBA from Suffolk University. Mr. Gaw was selected as a director because of his extensive experience with financial reporting, accounting and controls and REIT management.

Name	Age	Background, Qualification and Skills

John W. Guinee	65	John W. Guinee has been one of our independent directors since January 2021. Mr. Guinee is currently acting as a capital markets consultant and private real estate investor. From March 2005 until July 2020, he was a Managing Director of Stifel, where he covered over 40 REITs in the office, industrial, multifamily, and diversified public sectors. During his 15-year career as a REIT research analyst, Mr. Guinee led the creation of new valuation methods for REITs, including estimating premiums and discounts over replacement costs and estimating the value creation of REITs over time. From March 2003 to March 2005, he was the Executive Vice President and Chief Investment Officer for Duke Realty (NYSE: DRE), where he participated in the company’s transition from an office/industrial REIT to an industrial only REIT. Prior to that, Mr. Guinee was the Executive Vice President and Chief Investment Officer for Charles E. Smith Residential Realty, where he led the growth of the company’s portfolio from 17,000 to 30,000 multifamily units, while transitioning the company from a single market REIT to a multi-market urban oriented REIT. Beginning in 1985, he served 11 years as Managing Director of LaSalle Investment Management and LaSalle Partners. From 1982 until 1985, Mr. Guinee worked as a property manager at Hines in San Francisco. He currently serves on the Artemis Real Estate Partners Advisory Board and the board of the Irvine Nature Center. Mr. Guinee received a Bachelor of Arts degree in economics from the University of Virginia and an MBA from the Darden School of Business at the University of Virginia. Mr. Guinee was selected as a director because of his extensive experience in real estate investments and capital markets transactions.

Caitlin Murphy	34	Ms. Murphy is one of our independent directors, a position she has held since April 2021. Ms. Murphy founded Global Gateway Logistics, a global freight forwarding and trade consulting firm, in September 2017 and has been Chief Executive Officer since that time. Prior to founding Global Gateway Logistics, she was Director of Business Development for Axis Worldwide Supply Chain & Logistics from September 2015 through April 2017. Prior to that, Ms. Murphy was an International General Commodities Specialist for UniGroup Worldwide Logistics, and she began her career with IM Force in Beijing, China as an Associate in business development and marketing. During her 11-year career in domestic and global logistics, Ms. Murphy managed an extensive portfolio of large scale domestic and global hospitality logistics and warehousing projects. Ms. Murphy received a BSBA in International Business from the University of Missouri and attended Peking University. She is on the board of Camp Circle Star, a Missouri based nonprofit organization that provides camp opportunities for children with disabilities throughout the region. Ms. Murphy was selected as a director because of her extensive experience in the logistics industry and firsthand knowledge of industrial markets throughout the Midwest, including the fundamentals driving demand for industrial space.

Pendleton P. White, Jr.	61	Pendleton P. White, Jr. is our President and Chief Investment Officer and one of our directors. He has served in these positions since the formation of the Company. Along with Mr. Witherell, Mr. White actively participates in the management of our company and is primarily responsible for its overall investment strategy and acquisition activities. Mr. White has over 25 years of experience in commercial real estate, serving in numerous capacities including investment banking, property acquisitions and leasing. From November 2008 through March 2011, Mr. White was engaged in the formation of Plymouth Group Real Estate. Prior to that, Mr. White was Executive Vice President and Managing Director at Scanlan Kemper Bard (SKB) from September 2006 through November 2008, where he ran SKB’s East Coast office and managed the funding of SKB Real Estate Investors Fund I. From March 2002 through September 2006, Mr. White was employed as an investment executive with Franklin Street Properties Corp., a publicly traded REIT, and its subsidiary, FSP Investments LLC. During that time, Mr. White was involved in the acquisition and syndication of numerous structured REITs throughout the United States. From 1997 to 2001, Mr. White was Principal and Director of North Shore Holdings, a family-owned real estate investment firm. From 1993-1997, Mr. White was Co-Director of Investment Sales at Coldwell Banker Commercial Real Estate Services (now CBRE) and was responsible for overseeing the acquisition and disposition of commercial properties throughout New England. Mr. White also was Vice President at Spaulding & Slye (now Jones Lang LaSalle) from 1991-1993 and Senior Sales Consultant at the Charles E. Smith Companies (now Vornado), in Washington, DC, from 1987-1992 and was responsible for property leasing and investment sale transactions. Mr. White began his career at Coldwell Banker in 1982. Since then, he has been involved in over $1 billion of real estate transactions either serving as a broker, investor, consultant or investment banker. Mr. White received a Bachelor of Science degree from Boston University and is a member of several real estate organizations. Mr. White was selected as a director because of his extensive knowledge and insight regarding industrial properties and detailed knowledge of our acquisition and operational opportunities and challenges.

Name	Age	Background, Qualification and Skills

Jeffrey E. Witherell	56	Jeffrey E. Witherell is our Chief Executive Officer and Chairman of the Board and has held these positions since the formation of the Company. Mr. Witherell oversees all aspects of our business activities, including the acquisition, management and disposition of assets. Mr. Witherell has been involved in real estate investment, development and banking activities for over 25 years. He, along with Mr. White, formed Plymouth Industrial REIT in 2011. From April 2008 through 2011, Mr. Witherell was engaged in the formation and operation of Plymouth Group Real Estate and Plymouth Real Estate Capital LLC, a FINRA registered broker/dealer. From April 2000 to March 2008, Mr. Witherell was employed as an investment executive with Franklin Street Properties Corp., a publicly traded REIT, and its subsidiary, FSP Investments LLC. During that time, Mr. Witherell was involved in the acquisition and syndication of 34 separate property investments, structured as single asset REITs, in 12 states, which raised in the aggregate approximately $1.2 billion. From 1999 to 2000, he was affiliated with IndyMac Bank where he was responsible for closed-loan acquisitions. From 1996 to 1999, Mr. Witherell was COO for GAP LP, a real estate investment firm where he was responsible for the acquisition and subsequent development of several real estate investments in Pennsylvania, Massachusetts, Wyoming and Nova Scotia, Canada. From 1994 to 1996, he founded and served as president of Devonshire Development, Inc., a Massachusetts based real estate development firm, where he was responsible for the acquisition and subsequent development of several real estate ventures. From 1990 to 1994, he was vice president of property management at New Boston Management, Inc., a Boston based real estate management firm. His responsibilities included property management and property disposition services. From 1987 to 1990, he was vice president of development for Kirkwood Development, an Oklahoma City based real estate development firm. His responsibilities included the development and construction of twelve development projects throughout New England. From 1982 to 1987, Mr. Witherell was employed at Dewsnap Engineering, a Boston based civil engineering and land surveying firm, where he was responsible for performing land surveying, permitting, design, and construction management services. Mr. Witherell graduated from Emmanuel College in Boston with a Bachelor of Science degree in business, earned his MBA from Endicott College and is a member of several real estate organizations. He is a board member of AdventCare Inc., a Massachusetts based nonprofit organization that owns and operates skilled nursing facilities. In addition, he is a member of the Advisory Board at the Ohio State University Center for Real Estate. Mr. Witherell was selected as a director because of his ability to lead our company and his detailed knowledge of our strategic opportunities, challenges, competition, financial position and business.

Each of the persons listed above has been nominated by our Board of Directors to serve as a director for a one-year term expiring at the annual meeting of stockholders occurring in 2022. Each nominee has consented to serve on our Board of Directors. If any nominee were to become unavailable to serve as a director, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies on the accompanying proxy card will vote for the substitute nominee designated by our Board of Directors.

Required Vote

Directors are elected by a plurality vote; the nominees who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected.

Our Board of Directors unanimously recommends a vote “FOR” the election of each of the eight nominees for director to the Board of Directors.

CORPORATE GOVERNANCE

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

Annual election of directors
Regular executive sessions of independent directors
Independent board: six of our eight directors are “independent” under NYSE rules
Lead independent director
All members of the audit committee, compensation committee and nominating and corporate governance committee are “independent” under NYSE rules
Two of the four members of the audit committee qualify as "audit committee financial experts" as defined by the SEC
Annual board, committee and director self-evaluations, assisted by outside counsel
Stockholder ability to amend bylaws
No stockholder rights plan (i.e., “poison pill”) without stockholder approval or ratification
Opted out of Maryland control share acquisition and business combination statutes and may not opt back in without stockholder approval
Anti-hedging and anti-pledging policies
Code of business conduct and ethics for employees and directors

Our directors stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. As warranted, our independent directors meet in executive sessions without the presence of our corporate officers or non-independent directors.

Board Leadership Structure

Our business is managed through the oversight and direction of our Board of Directors. Our Board of Directors currently consists of eight members: Martin Barber, Philip S. Cottone, Richard J. DeAgazio, David G. Gaw, John W. Guinee, Caitlin Murphy, Pendleton P. White, Jr. and Jeffrey E. Witherell. Assuming that all of our nominees for director are elected, after the Annual Meeting there will be eight directors, each of whom will have been elected for a one-year term. Our Board has determined that each of Martin Barber, Philip S. Cottone, Richard J. DeAgazio, David G. Gaw, John W. Guinee and Caitlin Murphy is an “independent director” as defined under the listing rules of the NYSE, Rule 10A-3 under the Exchange Act and the Company’s Corporate Governance Guidelines.

Our Board considered the relationships between our directors and the Company when determining each director’s status as an “independent director” under the listing rules of the NYSE, Rule 10A-3 of the Exchange Act and the Company’s Corporate Governance Guidelines, including the relationships listed below under “Certain Relationships and Related Party Transactions.” The Board determined that these relationships did not affect any director’s status as an “independent director.” Furthermore, we are not aware of any family relationships between any director, executive officer or person nominated to become a director or executive officer.

As required by the NYSE rules, the independent directors of our Board of Director meet in executive session, without the presence of management or non-independent directors. Generally, these executive sessions follow each quarterly meeting. In 2020, the independent directors of our Board of Directors and our Audit Committee met in executive session four times (at each respective quarterly meeting). Our lead independent director, Mr. Gaw, presides over such independent, non-management sessions of our Board and our Audit Committee (Mr. Gaw is the chairman of our Audit Committee).

Jeffrey E. Witherell, our Chief Executive Officer, serves as Chairman of the Board of the Company. We have chosen a Board leadership structure with Mr. Witherell serving as our Chairman because we believe this structure results in a single voice speaking for the Company and presents a unified and clear chain of command to execute our strategic initiatives and business plans. Also, the Chairman of the Board manages the Board in performing its duties and leads Board discussions. As our Chief Executive Officer, Mr. Witherell is ideally positioned to provide insight on the current status of our overall operations, our future plans and prospects and the risks that we face. Thus, he is the individual with the most knowledge about us and our operations and is responsible for leading the Board’s discussions. The Board retains the authority to separate the positions of chairman and chief executive officer if it finds that the Board’s responsibilities can be better fulfilled with a different structure. Since the chairman and the chief executive officer are the same person, our Board of Directors has designated a lead independent director to coordinate the activities of the other non-management directors and to perform any other duties and responsibilities that our Board of Directors may deem to be advisable. Mr. Gaw serves as our lead independent director and his responsibilities include: (1) serving as liaison between our chairman and the independent directors, (2) reviewing the type of information to be sent our Board of Directors, (3) reviewing, in consultation with our chairman and others, agendas and schedules for board meetings and (4) having the authority to call meetings of the independent directors.

We have implemented procedures for interested parties, including stockholders, to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors rather than our full Board of Directors, provides a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. See “Communications with our Board of Directors, Independent Directors and the Audit Committee.”

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from its three standing committees, the audit committee, the nominating and corporate governance committee and the compensation committee, each of which addresses risks specific to their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken and will take to monitor and control these exposures, including, setting guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements in addition to oversight of the performance of our system of internal controls and reporting. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Our Board of Directors held 29 meetings in 2020. In 2020, our directors attended all of our Board meetings as well as all of the meetings of the committees on which they served.

Board Committees

Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and each of these committees is comprised exclusively of independent directors. Additionally, our Board of Directors may from time to time establish certain other committees to facilitate the management of our Company.

Audit Committee

Our Audit Committee consists of Messrs. Cottone, DeAgazio, Gaw and Guinee, with Mr. Gaw serving as chairman. Each of Mr. Gaw and Mr. Guinee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our Board of Directors has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an audit committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;
•	the integrity of our consolidated financial statements and financial reporting process;
•	our systems of disclosure controls and procedures and internal control over financial reporting;
•	our compliance with financial, legal and regulatory requirements;
•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm; and
•	our overall risk profile.

Our Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee Report required by SEC regulations to be included in this proxy statement.

Our Audit Committee met five times in 2020. A copy of the charter of our Audit Committee is available on the investor relations webpage of our website, www.plymouthreit.com.

Compensation Committee

Our Compensation Committee consists of Messrs. Barber, DeAgazio and Gaw, with Mr. Barber serving as chairman. We have adopted a compensation committee charter, which details the principal functions of the Compensation Committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;
•	reviewing and approving the compensation of all of our other officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Our Compensation Committee met two times in 2020. A copy of the charter of our Compensation Committee is available on the investor relations webpage of our website, www.plymouthreit.com.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Barber, DeAgazio and Cottone, with Mr. DeAgazio serving as chairman. We have adopted a nominating and corporate governance committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:

•	identifying and recommending to the full board of directors qualified candidates for election as directors to fill vacancies on the board and/or recommending nominees for election of directors at the annual meeting of stockholders;
•	developing and recommending to our board of directors corporate governance guidelines and implementing and monitoring such guidelines;
•	reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;
•	recommending to our board of directors nominees for each committee of our board of directors;
•	annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors, as required by applicable laws, regulations and the NYSE corporate governance listing standards; and
•	overseeing our board of directors’ evaluation of management.

In identifying and recommending nominees for election as directors, the nominating and corporate governance committee may consider diversity of relevant experience, expertise and background.

Our Nominating and Corporate Governance Committee met one time in 2020. A copy of the charter of the Nominating and Corporate Governance Committee is available on the investor relations webpage of our website, www.plymouthreit.com. Our Corporate Governance Guidelines and Code of Ethics and Business Conduct are also available on the investor relations webpage of our website, www.plymouthreit.com. If we make any substantive amendment to the code of ethics or grant any waiver, including any implicit waiver, from a provision of the code of ethics to certain executive officers, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on our website or in a report on Form 8-K.

Usually, nominees for election to the Board are proposed by the current members of the Board. Our Nominating and Corporate Governance Committee will also consider candidates that stockholders and others recommend. Stockholder recommendations should be addressed to: Pendleton P. White, Jr., Corporate Secretary, 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110. Your recommendations must be submitted to us no earlier than December 1, 2021 and no later than 5:00 p.m., Eastern Time on December 31, 2021 for consideration as a possible nominee for election to the Board at our 2022 annual meeting.

Communications with our Board of Directors, Independent Directors and the Audit Committee

Our full Board of Directors can be contacted by any party by addressing the correspondence to the Board of the Directors or the independent directors and submitting the correspondence to Pendleton P. White, Jr., our Corporate Secretary, in one of the following ways:

•	By writing to Plymouth Industrial REIT, Inc., 20 Custom Street, 11th Floor, Boston, Massachusetts 02110, Attention: Corporate Secretary;
•	By e-mail to pen.white@plymouthrei.com; or
•	By phone at 617-340-3814.

Our independent directors can be contacted by addressing correspondence to the address set forth above. In addition, appropriate e-mail correspondence can be sent to our lead independent director at the following address: leadindependendirector@plymouthreit.com.

Relevant communications are distributed to the Board or any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communications. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as: business solicitations, junk mail and mass mailings, resumes and other forms of job inquiries and surveys. In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

The Audit Committee has adopted a process for anyone to send communications to the Audit Committee with concerns or complaints concerning our regulatory compliance, accounting, audit or internal controls. The Audit Committee may be contacted by any party via mail or e-mail at the addresses listed below:

Chairman

Audit Committee

Plymouth Industrial REIT, Inc.

20 Custom House Street, 11th Floor

Boston, Massachusetts 02110

auditcommittee@plymouthreit.com

Code of Ethics and Business Conduct

Our Board of Directors has established a Code of Ethics and Business Conduct that applies to our officers, directors and employees. Among other matters, our Code of Ethics and Business Conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the Code of Ethics and Business Conduct for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE Regulations. Our Code of Ethics and Business Conduct, which is posted on our website (www.plymouthreit.com), is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. The information contained on, or accessible from, our website is not part of this proxy statement by reference or otherwise. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Ethics and Business Conduct on our website.

Director Compensation

Our board of directors has approved a compensation program for our non-employee directors, which consists of annual retainer fees and long-term equity awards. The material terms of the program are described below:

2020 Compensation of Directors

The following table sets forth compensation paid during 2020 to each of our non-employee directors:

	Fees Earned or Paid
Name	Fees Paid in Cash(1)	Fees Paid in Stock	Stock Awards(2)	All Other Compensation	Total
Martin Barber	$30,000	$—	$35,007	$—	$65,007
Philip S. Cottone	$25,000	$—	$35,007	$—	$60,007
Richard J. DeAgazio	$30,000	$—	$35,007	$—	$65,007
David G. Gaw	$30,000	$—	$35,007	$—	$65,007

_____________

(1)	This column represents non-employee director annual retainer and additional annual retainer amounts, 100% of which was paid in cash and 0% was paid in shares of our common stock in lieu of cash.
(2)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock to the non-employee directors under the Second Amended and Restated 2014 Incentive Award Plan, or the 2020 Director Awards, with each award vesting on the earlier to occur of (a) the date of the annual meeting of stockholders immediately following the grant date and (b) the first anniversary of the grant date, subject in each case to the director's continued service as a director of the Company.

Cash Compensation

Under the program, each non-employee director will be entitled to receive an annual cash retainer of $25,000. In addition, each committee chairperson will receive a $5,000 annual cash retainer. Annual retainers will be paid in cash quarterly in arrears.

Equity Compensation

In addition, under the Second Amended and Restated 2014 Incentive Award Plan (the “Incentive Award Plan”), each non-employee director who is serving on our Board of Directors as of the date of each annual meeting of stockholders, will be granted an award of restricted stock in a denominated dollar value equal to $35,000. These awards will vest on the earlier to occur of (a) the date of the annual meeting of stockholders immediately following the grant date and (b) the first anniversary of the grant date, subject in each case to continued service on our Board of Directors.

ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY AND GOVERNANCE

The Company and its Board of Directors are focused on building and maintaining a socially responsible and sustainable business that succeeds by delivering long-term value for our stockholders. Set forth below is an overview of the Company’s ongoing process to implement ESG strategies.

Environmental Stewardship

We are demonstrating our commitment to environmental sustainability by operating, redeveloping and upgrading our existing buildings located in primary and secondary markets within the main industrial, distribution and logistics corridors of the United States. During the upgrading and/or redevelopment of our buildings, wherever possible, we attempt to recycle building materials and focus on design solutions that reduce our impact on the environment by using environmentally friendly building materials and systems. In addition, we are installing energy efficient lighting in our buildings and have been pursuing solar panel installations in certain markets.

Social Responsibility

We recognize that our success is driven by the talent, knowledge and experience of our employees. We strive to establish a workforce that reflects diversity and includes employees who possess a broad range of backgrounds and skillsets. We are comprised of exceptional people collaborating as a team to accomplish our goals. Our employees are encouraged to make healthy lifestyle decisions that can ultimately benefit the Company by reducing insurance claims and boosting productivity.

We are aware of the importance of housing in our community and are committed to providing assistance to organizations that provide shelter and affiliated services to those in need. We support our employees in giving back to their communities and match a portion of employee donations to qualifying nonprofit organizations.

Respect for human rights is one of the Company’s fundamental values. We comply with all applicable human rights and labor rights laws. We expect our vendors and suppliers to adhere to these laws and encourage them to adopt similar policies within their own businesses.

Governance

We are committed to strong corporate governance and transparency for our stockholders. Our directors stand for election every year. We have opted out of anti-takeover provisions and stockholder rights plans and we will not opt back in to those provisions without stockholder approval. Our directors and employees comply with a comprehensive Code of Ethics and Business Conduct that encourages honesty, accountability and mutual respect, and offers communication channels for addressing any issues.

Our long-term incentive compensation plan is fully aligned with the goals of our stockholders and our employees. We believe that our executive officers, directors and employees should own a meaningful equity interest in the Company to more closely align their interests with those of our stockholders.

PROPOSAL 2
APPROVAL OF STOCK ISSUANCE PROPOSAL

Our Board of Directors is seeking stockholder approval, as required by NYSE Rule 312.03(c), to permit the conversion of the Company’s Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”) into shares of the Company’s common stock in an aggregate amount exceeding 19.99% of the amount of common stock outstanding at the time the Series B Preferred Stock was originally issued.

Transaction Background

As previously disclosed, in December 2018, the Company issued 4,411,764 shares of its Series B Preferred Stock to MIRELF VI Pilgrim, LLC, an affiliate of Madison International Realty Holdings, LLC (the “Investor”), for an aggregate purchase price of $75.0 million.  The proceeds of the issuance of the Series B Preferred Stock were used to acquire additional industrial properties and to repay certain indebtedness.

The shares of Series B Preferred Stock have a liquidation preference in an amount per share equal to the greater of (1) an amount necessary for the Investor to receive a 12% annual rate of return on the issue price of $17.00 and (2) $21.89 (subject to adjustment), plus accrued and unpaid cash dividends (the “Liquidation Preference”).  The Series B Preferred Stock bears cumulative dividends, payable in cash, at a rate of (a) 3.75% through and including December 31, 2021, (b) 4.00% from January 1, 2022 through and including December 31, 2022, (c) 6.50% from January 1, 2023 through and including December 31, 2023, (d) 12.00% from January 1, 2024 through and including December 31, 2024 and (e) 15.00% from and after January 1, 2025.

The Series B Preferred Stock is convertible at the option of the Investor from and after January 1, 2022.  Any conversion of shares of Series B Preferred Stock may be settled by the Company, at its option, in shares of common stock, cash or any combination thereof.  However, unless and until the Company’s stockholders have approved (“Stockholder Approval”) the issuance of greater than 19.99% of the outstanding shares of common stock as of the date of the issuance of the Series B Preferred Stock (which amount was 4,821,876 shares), the Series B Preferred Stock may not be converted into more than 963,893 shares of common stock.  Each share of Series B Preferred Stock is convertible into a number of shares of common stock equal to the greater of (i) one (1) share of common stock or (ii) the quotient of the Liquidation Preference divided by the 20-day VWAP.

Requirement for Stockholder Approval

The Company’s common stock is listed on the New York Stock Exchange.  Rule 312.03(c) of the New York Stock Exchange Listed Company Manual and the terms of the Series B Preferred Stock require Stockholder Approval in order for the Company to be able to issue more than 19.99% of its outstanding common stock at the time of issuance of the Series B Preferred Stock upon the conversion thereof.  Our Board of Directors is not seeking the approval of the Company’s stockholders to authorize the issuance of the Series B Preferred Stock.  The issuance and sale of the shares of Series B Preferred Stock has already occurred and such shares will remain outstanding regardless of the outcome of the vote on this proposal.  The failure of the Company’s stockholders to approve this proposal will only mean that the Series B Preferred Stock cannot be converted into more than 963,893 shares of common stock.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  Accordingly, abstentions have the same effect as a vote against this proposal.  In addition, this proposal is a non-routine matter, and if you hold your shares in street name through a broker, bank or other nominee, your shares may not be voted by your broker, bank or other nominee if you do not submit voting instructions.

Our Board of Directors unanimously recommends a vote “FOR” the approval of this proposal to permit the issuance of shares of common stock in excess of 19.99% of the outstanding shares of common stock as of the date of the issuance of the Series B Preferred Stock.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are seeking an advisory, non-binding vote on the compensation of named executive officers as disclosed in the section of this Proxy Statement entitled “Executive Compensation.” At the 2018 annual meeting of stockholders held on May 4, 2018, our stockholders voted on, among other things, a proposal regarding the frequency of holding an advisory, non-binding vote on the compensation of the named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding an advisory, non-binding vote on the compensation of the named executive officers every three years, which was consistent with the recommendation of our Board of Directors. Accordingly, stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the stockholders approve the compensation paid to the Company’s executive officers, as disclosed in the Company’s Proxy Statement pursuant to the compensation disclosure rule of the Securities and Exchange Commission under the caption “Executive Compensation,”
including the compensation table and any related material.

The goal of the Company’s executive compensation program is to retain and reward executives who create long-term value for our stockholders. Our compensation program rewards financial and operating performance as well as leadership excellence. The overall program is designed to align the executive’s long-term interests to the attainment of financial and other performance measures that the Board believes promote the creation of long-term stockholder value and motivate the executive to remain with the Company for years. The Company’s approach to executive compensation is designed to attract and retain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board believe that the design of the program, and therefore the compensation awarded to the named executive officers under the current program, fulfills this objective and is fair and reasonable. Stockholders are urged to read the “Executive Compensation” section, including the compensation tables and related narrative discussion, of this Proxy Statement, which discuss in detail the elements and implementation of the executive compensation program.

Vote Required

Although the vote on this advisory proposal is non-binding, the Compensation Committee and the Board will review the voting results in connection with their ongoing evaluation of the Company’s executive compensation program. For purposes of this advisory vote, the abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the advisory approval of the resolution set forth above.

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS FOR 2021

General

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accountants for 2021. Although current law, rules and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of stockholder concern and thus are submitting the selection of PwC for ratification by stockholders as a matter of good corporate practice.

The Audit Committee has appointed PwC to serve as our independent registered public accountants for the 2021 fiscal year. [A representative of PwC is expected to participate in the Annual Meeting.] If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. PwC has served as our independent registered public accountants and audited our financial statements since June 2020. Prior to June 2020, the Company’s independent registered public accountants were Marcum LLP.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees and expenses billed to us by PwC for fiscal years 2020 and 2019

	2020	2019
Audit Fees	$845,255	$—
Audit-Related Fees	93,000	—
Tax Fees	284,780	$249,599
All Other Fees	—	—

Total	$1,223,035	$249,599

Audit Fees are for professional services for our annual audit, reviews of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Audit-related fees in fiscal year 2020 are for professional services associated with acquisition activities and SEC filings that include pro forma financial statements of acquired entities and services provided in connection with our public offerings in fiscal year 2020.

The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent auditors in that, under the Audit Committee charter, all auditor engagements must be approved in advance by the Audit Committee. All of the services provided to the Company by PwC during fiscal year 2020 were pre-approved by the Audit Committee.

Required Vote

The affirmative vote by a majority of the shares of common stock represented in person or by proxy and entitled to vote on this item will be required for the ratification of the appointment of PwC as our independent registered public accountants. Abstentions will be counted as represented and entitled to vote and will, therefore, have the effect of a negative vote. If our stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain PwC and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in the best interests of the Company and our stockholders.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for 2021.

REPORT OF THE AUDIT COMMITTEE

The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2020 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2020. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee reviewed and discussed with the independent public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the results of the integrated audit of Internal Controls over Financial Reporting and matters required to be discussed by PCAOB Auditing Standard No. 16. In addition, the committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, discussed with the independent registered public accountants their independence from management and the Company, and considered the compatibility of non-audit services with the auditors’ independence.

The committee discussed with our independent registered public accountants the overall scope and plans for their respective audits. The committee met with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the Company’s financial reporting.

In reliance upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in our annual report to stockholders for filing with the SEC.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers LLP is in fact “independent”.

Audit Committee:

David G. Gaw (Chairman)
Philip S. Cottone
Richard J. DeAgazio
John W. Guinee

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

Directors, Executive Officers and Other Stockholders

As of April 9, 2021, we had 127 holders of record of our common stock. The following table sets forth certain information regarding the ownership of shares of our common stock as of April 9, 2021 by:

•	each of our directors;
•	each of our named executive officers;
•	each person who will be the beneficial owner of more than 5% of our outstanding common stock; and
•	all directors and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110. As of April 9, 2021, we had 28,443,593 shares of common stock outstanding.

Name	Number of Shares Beneficially Owned(1)		Percent of All Shares
Jeffrey E. Witherell	138,157	(2)	*
Pendleton P. White, Jr.	91,847	(3)	*
Daniel C. Wright	64,916		*
Martin Barber	11,003		*
Philip S. Cottone	14,789		*
Richard J. DeAgazio	19,362		*
David G. Gaw	14,262		*
John W. Guinee	24,140		*
Caitlin Murphy	—		*
Total Held by Executive Officers and Directors as a Group	378,476		1.3%

_________________

*	Less than 1.0%.
(1)	As used herein, “beneficially owned” means the power to vote or direct the voting of shares and/or the power to dispose or direct the disposition of shares.
(2)	Includes 11,923 shares of common stock owned by Plymouth Group Real Estate of which Mr. Witherell may be deemed to be the beneficial owner.
(3)	Includes 11,923 shares of common stock owned by Plymouth Group Real Estate of which Mr. White may be deemed to be the beneficial owner.

EXECUTIVE OFFICERS

The name, age, position and business experience of our named executive officers, except for Messrs. Witherell and White, is listed below. Because they are also members of our Board, information about Messrs. Witherell and White, appeared previously under Proposal 1—Election of Directors. Our executive officers serve at the discretion of the Board and are parties to employment agreements.

Name	Age	Position

Daniel C. Wright	72	Daniel C. Wright is the Executive Vice President and Chief Financial Officer of our company, and has held those positions since May 2014. He is responsible for the financial performance, compliance and regulatory reporting. Mr. Wright has over 30 years of significant accounting and financial reporting experience within the real estate industry. Prior to joining Plymouth, he was a principal with Carleton Advisory Group where he was responsible for providing financial and operational expertise to commercial real estate and hospitality investment firms. From 2005 thru 2009, he was the CFO at Pyramid Advisors in Boston where he directed the financial and legal operations across an $8 billion portfolio of properties and 7,600 employees. While at Pyramid he provided leadership and oversight to 9 financial executives and was additionally responsible for the placement of over $1.5 billion of securitized debt. From 1999 to 2005, Mr. Wright was the CFO at Prism Venture Partners where he managed the financial and legal affairs of that company. Assets under management grew from $150 million to over $1 billion in 40 separate investments during his tenure. From 1995 to 1999, he was the CFO for Leggat McCall Properties in Boston, where he was responsible for the financial performance of the firm. From 1982 to 1995, Mr. Wright was affiliated with Sheraton Hotels where he held several successive positions including Internal Audit Director, Director of Strategic Projects and Planning, and Director of Corporate Development. Additionally, he was the Senior Vice President and Division Controller of the Pacific Division based in Honolulu, Hawaii, where he managed the financial operations across six countries. Mr. Wright holds a BSBA from Babson College and a Juris Doctorate from Suffolk University Law School. He is a former CPA, a member of the Massachusetts Bar, the Massachusetts Society of Public Accountants, and the American Institute of Certified Public Accountants.

EXECUTIVE COMPENSATION

Executive Compensation Objectives

We believe that the compensation of our executive officers aligns their interests with those of the stockholders in a way that encourages prudent decision-making, links compensation to our overall performance, provides a competitive level of total compensation necessary to attract and retain talented and experienced executive officers and motivates the executive officers and directors to contribute to our success. All of our executive officers are eligible to receive performance-based compensation under the Incentive Award Plan.

We use restricted stock grants as the primary means of delivering long-term compensation to our executive officers. Shares of restricted stock are shares of our common stock that are forfeitable until the lapse of the applicable restrictions. We believe that restricted stock grants with long vesting periods align the interests of executive officers and stockholders and provide strong incentives to our executive officers to achieve long-term growth in our business, grow the value of our common stock and maintain or increase our dividends. The executive officers personally benefit from these efforts through their restricted stock awards, which receive dividends at the same rate as unrestricted common stock and increase in value as the value of our common stock increases. As such, the Company’s executive officers essentially have to earn this equity compensation twice: the first time through their efforts to meet the initial performance criteria necessary for a grant of restricted stock to be made; and the second time by continued service throughout the at-risk vesting period.

Our Compensation Committee determines the restrictions for each award granted pursuant to the Incentive Award Plan and the purchase price in the case of restricted stock. Restrictions on the restricted stock may include time-based restrictions, the achievement of specific performance goals or the occurrence of a specific event. Vesting of restricted stock will generally be subject to annual vesting for periods ranging from up to four years and will be conditioned upon the participant’s continued employment, among other restrictions that may apply. If the performance goals are not achieved or the time-based restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock. The Company prohibits the hedging of Company securities by its executive officers and directors. None of the executive officers or directors has entered into any hedging arrangements with respect to the Company’s securities. In addition, restricted stock may not be sold, assigned, pledged or otherwise transferred.

Determination of Executive Compensation

The Board established the Compensation Committee to carry out the Board’s responsibilities to administer our compensation programs. The Compensation Committee has the final decision-making authority for the compensation of our executive officers. The Compensation Committee operates under a written charter adopted by the Compensation Committee and approved by the Board. The charter is available in the investor relations section of our website (www.plymouthreit.com).

The Compensation Committee has independent authority to retain any independent counsel, experts or advisors that it believes to be desirable and appropriate. The Compensation Committee may also use the services of the Company’s regular legal counsel or other advisors to the Company, as well as input from our management team. The Compensation Committee undertakes an independent assessment prior to retaining or otherwise selecting any independent counsel, compensation consultant, search firm, expert or other advisor that will provide advice to it, taking such factors into account and as otherwise may be required by the NYSE from time to time.

The Compensation Committee is authorized to retain the services, and establish the terms of engagement, of one or more compensation consultants, in its discretion, to assist with the establishment and review of the Company’s executive compensation program and related policies. The Compensation Committee engaged FPL Associates, an independent compensation consulting firm, in 2020 to provide compensation advice, including providing market-based compensation data relating to other publicly-traded REITs, and preparing reports that included analyses for each executive position. In addition, FPL is assisting the Compensation Committee in updating the compensation program for executives, including implementing bonuses based on quantitative performance criteria to more closely align the bonus opportunities for the executive officers with the interests of the Company’s stockholders.

Our Chief Executive Officer typically attends Compensation Committee meetings, except for executive sessions (unless specifically requested by the Compensation Committee to be present). No executive officer attends an executive session at which his or her compensation is considered. Our Chief Executive Officer may provide recommendations with respect to compensation for the executive officers other than himself. The Compensation Committee considers these recommendations, but may approve, reject or adjust them as it deems appropriate.

Compensation Components

Our compensation program for 2020 consisted of three elements:

Base Salary

Each of our named executive officers has an employment agreement that establishes their base salary. Adjustments to base salary are determined by the Compensation Committee and are based upon a review of a variety of factors, including the following:

•	individual and Company performance, measured against quantitative and qualitative goals, such as growth, asset quality and other matters;
•	duties and responsibilities as well as the named executive officer’s experience; and
•	the types and amount of each element of compensation to be paid to the named executive officer.

Equity Awards

We have adopted the Incentive Award Plan under which awards may be made in the form of restricted stock or cash. The purposes of the Incentive Award Plan are to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate the participants to achieve long-term Company goals and to more closely align the participants’ interests with those of our stockholders by providing them with a proprietary interest in our growth and performance. Our executive officers, officers, employees, consultants and non-employee directors are eligible to participate in the Incentive Award Plan.

The Incentive Award Plan is administered by our Compensation Committee, which interprets the Incentive Award Plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions (including, without limitation, restrictive covenants) applicable to, awards.

Unless the Incentive Award Plan is earlier terminated by our Board of Directors, no incentive stock options may be granted after the date which is ten years following the effective date of the Incentive Award Plan; however, the Incentive Award Plan does not have a specific expiration and will otherwise continue in effect until terminated by the Board of Directors.

Cash Bonuses

Each of our named executive officers is eligible to receive an annual discretionary cash performance bonus in an amount up to 100% of such executive’s then-current annual base salary.

Additional Compensation Components

As we continue to formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers, to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure as warranted to properly attract, motivate and retain the top executive talent for which we compete.

Executive Compensation Arrangements

Employment Agreements. In June 2019, we entered into amended and restated employment agreements with the named executive officers of the Company. The following is a summary of the material terms of the employment agreements.

Under the employment agreements, Mr. Witherell serves as Chief Executive Officer of the Company, Mr. White serves as President and Chief Investment Officer of the Company, and Mr. Wright serves as Chief Financial Officer of the Company. Each reports directly to the Board. The initial term of the employment agreements will end on December 31, 2023. On that date, and on each subsequent one-year anniversary of such date, the term of the employment agreements will automatically be extended for one year, unless earlier terminated. Pursuant to the employment agreements, during the terms of their employment, we will nominate each of Mr. Witherell and Mr. White for election as a director.

Under the employment agreements, Messrs. Witherell, White and Wright receive annual base salaries in the amounts reflected in the “Summary Compensation Table” below, which are subject to increase at the discretion of our Compensation Committee. In addition, each of Messrs. Witherell, White and Wright will be eligible to receive an annual discretionary cash performance bonus targeted at 100% of the executive’s then-current annual base salary. The actual amount of any such bonuses will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by our Compensation Committee. In connection with entering into the employment agreements and as described above, Messrs. Witherell, White and Wright were granted an award of restricted shares of our common stock. These restricted stock awards vest in four equal, annual installments on each of the first four anniversaries of the date of grant, subject to each executive’s continued service through the applicable vesting date. In addition, beginning in calendar year 2017 and for each calendar year thereafter, Messrs. Witherell, White and Wright have each has been eligible to receive an annual equity award, as determined by our Compensation Committee in its sole discretion. Messrs. Witherell, White and Wright are also eligible to participate in customary health, welfare and fringe benefit plans, and, subject to certain restrictions, healthcare benefits will be provided to them and their eligible dependents at the Company’s sole expense. Each of Messrs. Witherell, White and Wright will accrue four weeks of paid vacation per year.

Pursuant to the terms of the employment agreements, if Mr. Witherell’s, Mr. White’s or Mr. Wright’s employment is terminated by the Company without “cause,” by the executive for “good reason” (each as defined in the applicable employment agreement) or because the Company elects not to renew the term of the employment agreement then, in addition to any accrued amounts, the executive will be entitled to receive the following:

•	An amount, payable over a 12-month period, equal to (a) three times with respect to Mr. Witherell and (b) two times with respect to Messrs. White and Wright the sum of (1) the executive’s annual base salary then in effect, (2) the average annual bonus earned by the executive for the two prior fiscal years (substituting target bonus in the average for any fiscal year not yet completed if fewer than two fiscal years have been completed) and (3) the average value of any annual equity awards(s) made to the executive during the prior two fiscal years (excluding the initial grant of restricted stock described above, any award(s) granted pursuant to a multi-year, outperformance or long-term performance program and any other non-recurring awards), or if fewer than two years have elapsed, over such lesser number of years; and
•	accelerated vesting of all outstanding equity awards held by the executive as of the termination date; and Company-paid continuation healthcare coverage for 18 months after the termination date.

The executive’s right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of the Company. The employment agreements also contain customary confidentiality and non-solicitation provisions.

Upon a termination of employment by reason of death or disability, the executive or his estate will be entitled to accelerated vesting of all outstanding equity awards held by the executive as of the termination date, in addition to any accrued amounts. In addition, upon a change in control of the Company (as defined in the Incentive Award Plan described below), Messrs. Witherell, White and Wright will be entitled to accelerated vesting of all outstanding equity awards held by such executive as of the date of the change in control. In addition, under the employment agreements, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Internal Revenue Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (a) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (b) net amount of the change in control payments and benefits without such reduction.

Change in Control Agreements. In June 2019, the Company entered into Change in Control Severance Agreements with each of Messrs. Witherell, White and Wright (collectively, the “Change in Control Agreements”).  Each Change in Control Agreement provides that in the event the executive’s employment is terminated other than for “cause” or if the executive resigns for “good reason” (each as defined in the applicable Change in Control Agreement) following a change in control of the Company (or prior to, but in anticipation, of a change in control of the Company), the executive will be entitled to certain severance benefits, consisting of the following: an amount equal to (a) two and a half times with respect to Mr. Witherell and (b) two times with respect to Messrs. White and Wright the sum of (l) the executive’s annual base salary then in effect, (2) the average annual bonus earned by the executive for the two prior fiscal years (substituting target bonus in the average for any fiscal year not yet completed if fewer than two fiscal years have been completed) and (3) the average value of any annual equity awards(s) made to the executive during the prior two fiscal years; accelerated vesting of all outstanding equity awards held by the executive as of the termination date; and Company-paid continuation healthcare coverage for 18 months after the termination date. The term of each Change in Control Agreement is for a period of three years and will be automatically renewed for additional one-year periods.  The Change in Control Agreements are designed to both retain the services of the executives during the change in control process and to assure that the executives’ interests are closely aligned with the interests of the Company’s stockholders.

COMPENSATION TABLES

Summary Compensation Table

The table below sets forth the compensation paid in fiscal years 2020 and 2019 to our principal executive officer and the two most highly compensated executive officers. The three executive officers are referred to in this proxy statement as our named executive officers.

As discussed above under “Executive Compensation--Executive Compensation Arrangements” we provide severance benefits to each of our named executive officers.

Below is a Summary Compensation Table setting forth certain compensation that we paid our named executive officers during the years ended December 31, 2020 and 2019.

Name and Principal Position	Year	Annual Salary	Bonus		Stock Awards		All Other Compensation(3)	Total
Jeffrey E. Witherell—	2020	$500,000	$311,000	(1)	$327,750	(2)	$71,858	$1,210,608
Chief Executive Officer	2019	$329,167	$—		$357,000		$164,862	$851,029

Pendleton P. White, Jr.—	2020	$400,000	$185,000	(1)	$131,100	(2)	$68,365	$784,465
President and Chief Investment Officer	2019	$275,000	$—		$267,750		$136,529	$679,279

Daniel C. Wright—	2020	$325,000	$195,000	(1)	$131,000	(2)	$51,815	$702,915
Executive Vice President and Chief Financial Officer	2019	$220,833	$—		$267,750		$91,382	$579,965

______________

(1)	Bonus amounts are determined by our Compensation Committee in its sole discretion.
(2)	Represents the aggregate date fair value computed in accordance with the FASB ASC Topic 718 of awards of restricted common stock under our Incentive Award Plan. The dollar value of these awards was based upon the closing market price of our common stock on the date granted.
(3)	Represents amounts paid by us for healthcare and other Company-wide benefits for each officer and reimbursement of up to $10,000 annually for reasonable professional expenses and advice from professional advisors.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth all outstanding equity awards held by each of our named executive officers at December 31, 2020:

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey E. Witherell	52,500	(2)	$787,500	—	$—
Pendleton P. White, Jr.	31,118	(2)	$466,770	—	$—
Daniel C. Wright	27,829	(2)	$417,435	—	$—

_____________

(1)	The market value of unvested restricted common stock is calculated by multiplying the number of unvested shares of restricted common stock held by the applicable named executive officer by the closing price of our common stock on December 31, 2020 which was $15.00.
(2)	These shares of restricted common stock are subject to four-year vesting, whereby 25% of the shares of restricted common stock will vest annually, subject to continued employment with the company on the vesting date.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued under our Incentive Award Plan as of December 31, 2020.

Plan Category	Number of Securities to be issued upon exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders(1)	—	—	516,307
Total	—	—	516,307

_____________

(1)	Our Incentive Award Plan was approved by our stockholders in July 2020.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2020 were Martin Barber (Chair), Richard J. DeAgazio and David G. Gaw. In 2020, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries, and no member had any relationship requiring disclosure as a related person transaction under applicable SEC regulations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Executive Agreements

We have entered into employment agreements and change in control agreements with our executive officers, which provide for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances. The material terms of the agreements are described above under “Executive Compensation--Executive Compensation Arrangements.”

Incentive Award Plan

An aggregate of 516,307 shares of our common stock and LTIP units are available for issuance under awards granted pursuant to the Incentive Award Plan as of December 31, 2020.

Indemnification of Officers and Directors

Our charter and bylaws provide for certain indemnification rights for our directors and officers and we have entered into an indemnification agreement with each of our executive officers and directors, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers, directors, partners, trustees, managers or members to the maximum extent permitted by Maryland law.

Review and Approval of Future Transactions with Related Persons

We have adopted and maintain a written policy for the review and approval of related party transactions requiring disclosure under Rule 404(a) of Regulation S-K. This policy provides that the nominating and corporate governance committee is responsible for reviewing and approving or disapproving all related party transactions, meaning any transaction, arrangement or relationship in which (a) the amount involved may be expected to exceed $120,000 in any fiscal year, (b) the Company will be a participant, and (c) a related person has a direct or indirect material interest. A related person will be defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. The policy may deem certain related party transactions to be preapproved.

Legal Proceedings

We are not aware of any current legal proceedings involving any of our directors or executive officers and either the Company or any of its subsidiaries.

STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

At the annual meeting each year, the Board of Directors submits to stockholders its nominees for election as directors. In addition, the Board may submit other matters to the stockholders for action at the annual meeting. Stockholders may also submit proposals for action at the annual meeting.

Proposals for Inclusion in Our Proxy Statement

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2022 annual meeting may do so by following the procedures described in Rule 14a-8 of the Exchange Act. If the 2022 annual meeting is held within 30 days of June 10, 2022, stockholder proposals must be received by Jeffrey E. Witherell at 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110, no later than 5:00 p.m., Eastern Time on December 31, 2021 in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company’s 2022 annual meeting, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at our principal executive offices no earlier than December 1, 2021, nor later than 5:00 p.m., Eastern Time on December 31, 2021, together with all supporting documentation required by our Bylaws. For more complete information on these requirements, please refer to our Bylaws.

OTHER MATTERS

As of the date of this proxy statement, management does not know of any other matters to be brought before the Annual Meeting other than those set forth herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY INTERNET OR, IF YOU REQUEST WRITTEN PROXY MATERIALS BY RETURNING A COMPLETED, SIGNED AND DATED PROXY CARD OR
VOTING INSTRUCTION FORM.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Upon written request of any record holder or beneficial owner of shares entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our annual report to stockholders. Requests should be mailed to Pendleton P. White, Jr., Corporate Secretary, 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110. You may also access our Annual Report on Form 10-K on the investor relations webpage of our Internet website, www.plymouthreit.com.

By Order of the Board of Directors,

Jeffrey E. Witherell
Chairman of the Board
April 30, 2021

17981- Plymouth Industrial Proxy Card - Front

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet, Smartphone or Tablet – QUICK ★★★ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

PLYMOUTH INDUSTRIAL REIT, INC.

Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 9, 2021.

INTERNET
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MOBILE VOTING
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

Please mark your votes like this **X**

1. Election of Directors
   - (1) Martin Barber
   - (2) Philip S. Cottone
   - (3) Richard J. DeAgazio
   - (4) David G. Gaw
   - (5) John W. Guinee
   - (6) Caitlin Murphy
   - (7) Pendleton P. White, Jr.
   - (8) Jeffrey E. Witherell

FOR all Nominees listed to the left	**WITHHOLD AUTHORITY** to vote (except as marked to the contrary for all nominees listed to the left)
☐	☐

(Instruction: To withhold authority to vote for any individual nominee strike a line through that nominee's name in the list above.)

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2021**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

17981- Plymouth Industrial Proxy Card- Back

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLYMOUTH INDUSTRIAL REIT, INC.

The undersigned appoints Pendleton P. White, Jr. and Anne A. Hayward, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Plymouth Industrial REIT, Inc., held of record by the undersigned at the close of business of April 9, 2021 at the Annual Meeting of Stockholders of Plymouth Industrial REIT, Inc. to be held on June 10, 2021, or at any adjournment thereof

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE EIGHT NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(To be marked, dated and signed, on the other side)